                                                                                              FOR:   International Speedway Corporation

                                                               APPROVED BY:   Wes Harris
                                                                                              Director of Investor Relations
                                                                                              (386) 947-6465

                                                                        CONTACT:  Jonathan Schaffer/Betsy Brod
                                                                                               Brod Group
                                                                                              (212) 750-5800

INTERNATIONAL SPEEDWAY REPORTS RECORD THIRD QUARTER RESULTS

            DAYTONA BEACH, FLORIDA – October 10, 2002 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the third quarter and nine months ended August 31, 2002.

Total revenues for the 2002 third quarter increased to $136.4 million from $132.1 million in 2001.  Operating income for the third quarter increased to $49.1 million compared to $39.4 million in the prior year period.  Net income was $29.6 million, or $0.56 per diluted share, compared to $21.8 million, or $0.41 per diluted share, in the 2001 third quarter.

For the nine months ended August 31, 2002, total revenues increased to $378.9 million from $364.8 million in 2001.  Operating income for the nine-month period increased to $128.9 million compared to $111.3 million in the prior year nine-month period.  Income before the cumulative effect of an accounting change was $69.3 million, or $1.30 per diluted share, versus $57.8 million, or $1.09 per diluted share in 2001.  Fiscal 2002 results for the nine months ended August 31, 2002 include a previously announced one-time, non-cash after-tax charge of $517.2 million, or $9.74 per diluted share, associated with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, which was included in the first quarter results.

ISC hosted nine major event weekends in the 2002 third quarter and a NASCAR Busch Grand National Series race at Darlington the Saturday preceding Labor Day.  Despite challenging economic conditions, attendance increased at the Company’s NASCAR Winston Cup events in the quarter compared to the prior year.  As in the prior year, the Winston Cup events at Michigan and Chicagoland posted sold-out attendance.  In addition, year-over-year attendance increases were recorded for the Winston Cup events at Daytona and Watkins Glen.  Several of the support and non-sold out events at Michigan and Daytona, as well as the Busch event at Darlington, were negatively impacted by inclement weather preceding and during the event days.  As a result, attendance for the quarter was relatively flat compared to the prior year.  The weather impact on the two event weekends at Michigan and Darlington’s Busch event, which were held after ISC provided its third quarter outlook on July 10, combined with certain non-recurring expenses, more than offset a non-recurring gain related to the sale of certain real property.

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ISC REPORTS RECORD THIRD QUARTER RESULTS                                                             PAGE -2-

Mr. James C. France, President and Chief Operating Officer of International Speedway Corporation, commented, “Ticket demand for our NASCAR Winston Cup events remained strong in the quarter and was largely unaffected by the unusually wet weather that limited attendance at several of our support and non sold -out events.  Despite the weather issues, more than one million fans attended motorsports events at our facilities during the quarter.

“Two weeks ago we announced an expanded, multi-track relationship with Gatorade which runs through 2008 and includes official status positions, race entitlements and exclusive marketing rights.  In addition to fees paid, Gatorade will support its position through a substantial advertising and promotional commitment.  This agreement represents our single-largest marketing partnership in the history of ISC and demonstrates the value and appeal that our national portfolio of racing facilities holds for our sponsorship partners.”

Mr. France continued, “We continue to have success attracting important marketing partners.  We recently announced that Ford Motor Company has secured the entitlement rights for the NASCAR triple-header weekend at Homestead-Miami through 2005.  With this agreement, we have now sold all of our Winston Cup and Busch Grand National race entitlements for the remainder of the 2002 season.  The partnership also provides for an official status position which, as a category, represents the largest component of our gross sponsorship revenue base.”

Broadcast rights fees continue to produce positive results for the industry with viewership trending upwards in 2002 on top of strong 2001 results.  Year-to-date average household viewership of Winston Cup events has increased 6% for both network and cable broadcasts.  Importantly, year-to-date average household viewership for the NASCAR Busch Series has grown 16%.

To date in the fourth quarter, ISC has hosted a Winston Cup event at Darlington, a NASCAR triple-header weekend at Richmond, an IRL/ARCA weekend at Chicagoland, a Winston Cup/Busch weekend at Kansas and a Winston Cup/ARCA weekend at Talladega.  Highlights include sold-out attendance for the Winston Cup and Busch events at Kansas, the IRL and ARCA races at Chicagoland and the Winston Cup event at Richmond.  Richmond also hosted a record crowd at its Busch race and recorded a substantial increase in attendance for its Craftsman Truck event.  While attendance for this year’s Darlington Winston Cup event was comparable to the prior year, results were below expectations as rain impacted attendance and related revenues.  Finally, results for Talladega’s race weekend were negatively affected by two major tropical storms in the Gulf of Mexico during the two weeks prior to the event weekend, with Hurricane Lili directly impacting race week ticket sales and canceling Friday’s practice and qualifying sessions.

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ISC REPORTS RECORD THIRD QUARTER RESULTS                                                             PAGE -3-

For the remainder of the quarter, ISC will host weekends anchored by Winston Cup events at North Carolina, Phoenix and Homestead-Miami.  The Ford Championship weekend at Homestead-Miami will include, for the first time ever, the season finale of all three NASCAR series.  In addition, ISC’s California Speedway will host a NASCAR Craftsman Truck/CART racing weekend in November.  The Company currently expects fourth quarter earnings in the range of $0.69 to $0.71 per diluted share.

Mr. France concluded, “Attendance for our Winston Cup events held to date has continued to be strong in spite of the challenging economic environment.  And, excluding weather-impacted races, our non-sold out and support events held to date have also performed well.  The broadcast rights agreements, which provide a stable source of revenue, remain unaffected by near-term market dynamics.  In addition, the events continue to post impressive increases in television household viewership.  Finally, we continue to have success reaching comprehensive sponsorship agreements such as those announced with Ford and Gatorade.

“We believe, however, the economic slowdown continues to limit our near-term growth prospects in a number of key areas including ticket pricing and capacity additions, as well as overall corporate spending.  Nevertheless, we have an unparalleled portfolio of motorsports events, which offers sponsors the ability to reach consumers in key markets nationwide.  As in the past, we continue to be aggressive in our pursuit of new opportunities to drive ticket sales and attract marketing partners to our facilities and events.”

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may also be accessed via the Internet at the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

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ISC REPORTS RECORD THIRD QUARTER RESULTS                                                             PAGE -4-

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by the risk factors discussed elsewhere, including, but not limited to, the success of and weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

 (Tables Follow)

ISC REPORTS RECORD THIRD QUARTER RESULTS                                                             PAGE -5-

Consolidated Statements of Operations
(In thousands, except for per share data)

	Three Months Ended		Nine months ended
	8/31/2001	8/31/2002	8/31/2001	8/31/2002
	(Unaudited)		(Unaudited)
REVENUES

Admissions, net	$ 56,964	$ 57,099	$ 151,608	$ 151,167
Motorsports related income	53,215	57,752	159,893	173,256
Food, beverage, and merchandise income	20,631	18,418	49,629	48,681
Other income	1,312	3,127	3,677	5,798

	132,122	136,396	364,807	378,902
EXPENSES

Direct race expenses:
NASCAR direct expenses	16,803	19,844	56,277	62,722
Motorsports related expenses	29,071	26,520	70,521	71,067
Food, beverage, and merchandise expenses	11,369	10,629	26,760	26,947
General and administrative expenses	21,170	19,906	60,004	58,579
Depreciation and amortization	14,326	10,412	39,954	30,641

Total expenses	92,739	87,311	253,516	249,956

Operating income	39,383	49,085	111,291	128,946

Interest income	754	297	2,963	921
Interest expense	(7,575)	(5,785)	(19,164)	(18,280)
Equity in net income from equity investments	4,458	4,538	3,180	1,260
Minority interest	316	-	901	-

Income before income tax and cumulative effect of accounting change	37,336	48,135	99,171	112,847
Income taxes	15,569	18,580	41,354	43,559

Income before cumulative effect of accounting change	21,767	29,555	57,817	69,288
Cumulative effect of accounting change - Company Operations	-	-	-	(513,827)
Cumulative effect of accounting change - Equity Investment	-	-	-	(3,422)
Net income (loss)	$ 21,767	$ 29,555	$ 57,817	$ (447,961)

Basic earnings per share before cumulative effect of accounting change	$ 0.41	$ 0.56	$ 1.09	$ 1.31
Cumulative effect of accounting change	-	-	-	(9.75)
Basic earnings (loss) per share	$ 0.41	$ 0.56	$ 1.09	$ (8.44)

Diluted earnings per share before cumulative effect of accounting change	$ 0.41	$ 0.56	$ 1.09	$ 1.30
Cumulative effect of accounting change	-	-	-	(9.74)
Diluted earnings (loss) per share	$ 0.41	$ 0.56	$ 1.09	$ (8.44)

Dividends per share	$ -	$ -	$ 0.06	$ 0.06

Basic weighted average shares outstanding	53,000,854	53,041,210	52,994,646	53,035,006

Diluted weighted average shares outstanding	53,081,623	53,100,736	53,072,063	53,098,217

Consolidated Balance Sheet Data
(In thousands)

	November 30,	August 31,
	2001	2002
		(Unaudited)

Cash, cash equivalents and short-term investments	$ 71,204	$ 99,159
Current assets	107,395	154,390
Total assets	1,702,146	1,163,949
Current deferred income	100,932	126,536
Current liabilities	135,866	175,584
Total debt	411,702	335,886
Shareholders’ equity	1,035,422	584,832

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